AMENDMENT TO SUPPLEMENTAL BENEFIT PLAN

This Amendment is made on December _____, 2008, by and between ePlus inc., a Delaware corporation (the “Employer”), and _____________ (the “Executive”).

RECITALS

WHEREAS, the Employer and the Executive desire to amend the ePlus, Inc. Supplemental Benefit Plan for the Executive dated February 23, 2005 (the "Plan") to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the Employer and the Executive agree as follows:

1.            A new Section 1.3 shall be added to the Plan which provides as follows:

Code Section 409A.  The Plan constitutes a nonqualified deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the “Code”).  It is the intent of this Plan to comply with the requirements of Section 409A of the Code and, as such, the Plan will be interpreted and administered to so comply.

2.            Section 3.1 is amended in its entirety to read as follows:

Upon the Executive's termination of employment, other than by death or Termination for Cause, prior to August 11, 2014, the Employer will make a lump sum cash payment to the Executive in an amount equal to the then current value of the Executive's Deferred Benefit Account.  If the Executive's employment has not been terminated for any reason on or before August 11, 2014, Employer will make a lump sum cash payment to the Executive on such date in an amount equal to the then current value of Executive's Deferred Benefit Account.  Notwithstanding the above, if the Employer reasonably anticipates that the lump sum payment otherwise payable under this Section 3.1 is in excess of the amount which Section 162(m) of the Code would permit as deductible compensation, then the amount for which deduction would not be permitted by application of Section 162(m) shall be further deferred.  Such further deferred amount shall be distributed to the Executive consistent with Treasury Regulations Section 1.409A-2(b)(7)(i) during the first taxable year of the Executive in which the Employer reasonably anticipates (or should reasonably anticipate) that Section 162(m) will not bar deduction of such further deferred amount to the extent distributed in such year.

3.            A new Section 3.5 shall be added to the Plan which provides as follows:

References to a termination of employment in this Plan shall mean the date of a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i).  If the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any amount that would otherwise have been payable under Section 3.1 of this Plan upon or within the first six (6) months following the Executive’s "separation from service" will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.  Executive is solely responsible for any taxes payable under Section 409A of the Code or any other taxes payable with respect to any payments made under this Plan.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed on the date first set forth above.

EXECUTIVE                                                                                      ePLUS, INC.

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[Executive]                                                                                      Signature

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